Exhibit 99.1

Rainmaker Provides Business Updates

Campbell, Calif. – February 11, 2010 – Rainmaker Systems, Inc. (NASDAQ: RMKR), a leading provider of sales and marketing solutions offering SaaS application software and execution services, today announced that it has been notified by Oracle that some of the programs Rainmaker currently performs for Sun will continue, while others will not be continued past February 28, 2010. The programs Oracle will not continue are the contract sales programs. These programs accounted for approximately 13% of Rainmaker’s fiscal 2009 annual revenue and 21% of its fourth quarter fiscal 2009 revenue. Oracle has indicated that they will be in-sourcing Sun’s sales functions.

Rainmaker expects that Oracle will remain a large client, with continuing marketing business currently valued at approximately $2 million in annual revenue and significant opportunities for additional growth. Rainmaker is now an approved vendor of Oracle, and is working directly with them to expand its current programs into new divisions of Oracle and has been placed on a shortlist for a number of additional program opportunities.

Oracle has requested a buyout of the Rainmaker contracts that they do not plan to continue beyond February 28, 2010. The terms and advance notice provisions of these contracts provide that revenue continue for a minimum term measured through August 31, 2010.

As a result of this new development, Rainmaker will be making the necessary adjustments in its cost structure to return to cash flow positive in two quarters.

Rainmaker also announced today that it has acquired privately held Optima, a business-to-business lead development provider that generated 2009 revenue of $2.9 million, has been profitable for the last three years, and is cash flow positive. Optima has approximately 50 employees with offices in England, France and Germany.

Optima is an excellent complement to Rainmaker’s business, bringing new customers with no significant client overlap that create significant opportunities for cross-selling services into new and existing clients, and expanding Rainmaker’s offerings in Europe. Rainmaker will retain Optima’s employees and management. Graham Curme, CEO and founder of Optima, will become Vice President and Managing Director of all of Rainmaker’s European operations. Mr. Curme has over 15 years of sales and marketing experience working for high profile software companies that include Callidus Software and Automated Data Processing (ADP).

Under the terms of the acquisition, Rainmaker paid $492,000 in cash at closing, as well as issued 480,000 shares of Rainmaker common stock valued at approximately $700,000. The agreement also provides for deferred consideration of $200,000 to be paid after 18 months and another $150,000 after 24 months, subject to post closing conditions. In addition, the agreement provides for two potential additional payments of $375,000 each in a combination of stock and/or cash contingent on certain performance metrics in fiscal 2010 and fiscal 2011, and subject to post closing conditions. Rainmaker expects the acquisition to be accretive to its fiscal 2010 financial results.

Rainmaker is seeing increasing activity in its business pipeline and has recently signed a number of new programs. These include a new B2B e-commerce agreement with its Fortune 500 security software client and a three-year agreement for training sales with a new global security technology client. In addition, Rainmaker recently announced a significant new client agreement with a major telecommunications company that is valued in excess of $3 million in annual revenue when fully implemented. The program is on schedule with revenue beginning in the second quarter of fiscal 2010.

Rainmaker today also provided revenue guidance for fiscal 2010. Rainmaker currently anticipates fiscal year 2010 revenue of between $40 million to $42 million, not including the revenue from the buyout of the Sun Contract.

Rainmaker will report its fiscal 2009 fourth quarter and year-end financial results on February 23, 2010.

Conference Call Today

Rainmaker Systems will host a conference call and webcast today at 1:30 p.m. Pacific Time to discuss this announcement. Those wishing to participate in the live call should dial (888) 549-7880 using the password “Rainmaker.” A replay of the call will be available for one week beginning approximately one hour after the call’s conclusion by dialing (800) 406-7325 and entering 4216074 followed by the “#” key when prompted for a code. To access the live webcast of the call, go to the Investor Relations section of Rainmaker’s website at www.rmkr.com. A webcast replay of the conference call will be available on the Calls/Events page of the Investor Relations section at www.rmkr.com.

About Rainmaker

Rainmaker Systems, Inc. delivers sales and marketing solutions, offering hosted application software and execution services designed to drive more revenue for our clients. Our Revenue Delivery PlatformSM combines proprietary, on-demand application software and advanced analytics with specialized sales and marketing execution services. Rainmaker clients include large enterprises in a range of industries, including computer hardware and software, telecommunications, and financial services industries. For more information, visit www.rmkr.com or call 800-631-1545.

NOTE: Rainmaker Systems, the Rainmaker logo, and Sunset Direct are registered with the U.S. Patent and Trademark Office. All other service marks or trademarks are the property of their respective owners.

This press release contains forward-looking statements regarding future events. These forward-looking statements are based on information available to Rainmaker as of this date and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance, and actual results could differ materially from current expectations. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are our client concentration as we depend on a small number of clients for a significant percentage of our revenue, the possibility of the discontinuation and/or realignment of some client relationships, general market conditions, the current very difficult macro-economic environment and its impact on our business as our clients are reducing their overall marketing spending and our clients’ customers are reducing their purchase of services contracts, the high degree of uncertainty and our limited visibility due to economic conditions, our ability to execute our business strategy, our ability to integrate acquisitions without disruption to our business, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our ability to expand our channel hosted contract solution and drive adoption of this solution by resellers, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, and the financial condition of our clients’ businesses, and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including our filings on Forms 10-K and 10-Q.

CONTACT:

Steve Valenzuela	Todd Kehrli or Jim Byers
Chief Financial Officer	Investor Relations
Rainmaker Systems, Inc.	MKR Group, Inc.
(408) 340-2560	(323) 468-2300
steve@rmkr.com	rmkr@mkr-group.com